Exhibit 5.1

KING & SPALDING	King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

October 11, 2016

United Parcel Service, Inc.

55 Glenlake Parkway, N.E.

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as counsel for United Parcel Service, Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of an indeterminate amount of (i) debt securities of the Company (the “Debt Securities”), which may be issued pursuant to that certain Indenture, dated as of August 26, 2003 (as supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (as successor to Citigroup, N.A.) (the “Trustee”); (ii) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Company; (iii) shares of Class B common stock, par value $0.01 per share (“Common Stock”); and (iv) warrants to purchase any of the securities listed in clauses (i), (ii) and (iii) (collectively, “Warrants”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for this opinion. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of certain officers of the Company.

In connection with this opinion, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture has been duly authorized by all requisite action by the Trustee, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

United Parcel Service, Inc.

October 11, 2016

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1) Upon the due authorization of the issuance of Debt Securities and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement) and, when executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and the delivery to and payment for such Debt Securities by the purchasers thereof, the Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(2) Upon the due authorization of the issuance of shares of Preferred Stock and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement), and the delivery to and payment for such shares of Preferred Stock by the purchasers thereof, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

(3) Upon the due authorization of the issuance of shares of Common Stock and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement), and the delivery to and payment for such shares of Common Stock by the purchasers thereof, such shares of Common Stock will be validly issued, fully paid and non-assessable.

(4) Upon the due authorization of the issuance of Warrants and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement) and, when the warrant agreement governing and establishing the terms of the Warrants has been duly authorized, executed and delivered by the Company, and the delivery to and payment for such Warrants by the purchasers thereof, such Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the corporate law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

United Parcel Service, Inc.

October 11, 2016

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the Prospectus that is included in the Registration Statement.

Sincerely,

/s/ King & Spalding LLP